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                                                                      Exhibit 11

                        Peritus Software Services, Inc.
  Statement re computation of unaudited pro forma net income (loss) per share

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

                                                                          December 31, 1996        March 31, 1997
                                                                          -----------------        --------------

Net income (loss), as reported                                            $      (4,921,000)       $      406,000

Redeemable stock preference items:

Accrual of cumulative dividends on Series A and Series B
  redeemable convertible preferred stock                                           (689,000)             (233,000)

Accretion to redemption value of Series A and Series B
  redeemable convertible preferred stock                                           (347,000)                   --

Accretion to redemption value of redeemable common stock right                      (66,000)              (26,000)
                                                                          -----------------        --------------

Total redeemable stock preference items                                          (1,102,000)             (259,000)
                                                                          -----------------        --------------

Net income (loss) attributable to common stockholders                     $      (6,023,000)       $      147,000
                                                                          =================        ==============

Weighted average shares outstanding:

A. Shares attributable to common stock outstanding                                5,876,224             5,888,137
B. Shares attributable to convertible preferred stock outstanding                 1,517,605             1,903,525
C. Shares attributable to common stock equivalents pursuant to
   APB 15, paragraph 36                                                                  --             1,618,089
D. Shares attributable to SAB No. 83                                              3,301,447             3,301,447
                                                                          -----------------        --------------

Shares used in computing unaudited pro forma net income (loss) per share         10,695,276            12,711,198
                                                                          =================        ==============

Unaudited pro forma net income (loss) per share                           $           (0.46)       $         0.03
                                                                          =================        ==============
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